Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement pertaining to the 2010 Stock Option and Incentive Plan of Tengion, Inc. of our report dated March 26 2013, with respect to the financial statements of Tengion, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania
March 26, 2013